TAX DISAFFILIATION AGREEMENT



         THIS AGREEMENT dated as of January 31, 2005, by and among REPUBLIC FIRST BANCORP, INC. ("Parent"), a Pennsylvania two-bank holding company, and FIRST BANK OF DELAWARE ("Sub"), a Delaware state chartered bank.

                                    RECITALS

         WHEREAS, Parent is the common parent of an affiliated group of corporations within the meaning of Internal Revenue Code ("IRC") ss.1504(a) ("Parent Group"), and currently files consolidated Federal income tax returns with all other members of Parent Group;

         WHEREAS, Parent is about to distribute to its shareholders all of the outstanding shares of stock of Sub to Parent's shareholders on a pro-rata basis (the "Distribution");

         WHEREAS, Parent and Sub intend that the Distribution will qualify as a reorganization described in IRC ss.ss.355 and 368 and will not result in the recognition of any taxable gain or income to Parent, Sub, or their respective shareholders;

         WHEREAS, from the day after the date of the Distribution forward, Sub shall cease to be a member of the Parent Group for all applicable tax purposes and will file its own tax returns;

         WHEREAS, Parent and Sub desire on behalf of themselves, their affiliates and their successors to set forth their rights and obligations with respect to obligations for periods before and after the Distribution.

         NOW, THEREFORE, in consideration of the transactions recited above and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         "After-Tax Amount" means an amount that shall be equal to the hypothetical after-tax amount of the indemnity payment due hereunder (Section 2.07), taking into account the hypothetical tax consequences of the payments or accruals of the amounts which give rise to the indemnity obligation. References to "After-Tax basis", "hypothetical tax consequences" and "hypothetical After-Tax amount" refer to calculations of tax at the maximum statutory rate (or rates, in the case of an item that affects more than one tax) applicable to Parent Indemnitee or Sub Indemnitee, as the case may be, for the relevant year. Such After-Tax Amount shall take into account the benefit or detriment in a subsequent period (using a discount rate equal to the Applicable Federal Rate-Long Term provided under IRC ss.7872 as in effect at the end of the tax year for which the calculation is made) of each item of adjustment which gives rise to an Indemnitee payment.



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         "Distribution" shall mean any event pursuant to which Sub ceases to be a member of the Parent Group.

         "Distribution Date" means the date that Sub ceases to be a member of the Parent Group.

         "Final Determination" means: (i) with respect to Federal taxes, (A) a "determination" as defined in IRC ss.1313(a), or (B) the date of acceptance by or on behalf of the Internal Revenue Service of Form 870-AD (or any successor form thereto) as a final resolution of tax liability for any taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund and/or the right of the Internal Revenue Service to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to taxes other than Federal taxes, any final determination of liability in respect of a tax provided for under applicable law; (iii) any final resolution by reason of the expiration of the applicable statute of limitations; and (iv) the payment of tax by Parent Affiliates or Sub, whichever is responsible for payment of such tax under applicable law, with respect to any item disallowed by a taxing authority, provided that the provisions of Section 6.02 hereof have been complied with, or, if such section 6.02 is inapplicable, that the party responsible under the terms of this Agreement for such tax is notified by the party paying such tax that it has determined that no action should be taken to recoup the tax due on such disallowed item, and the other party agrees with such determination.

         "Parent Affiliates" means, with respect to any taxable period, all corporations (not including Sub) which are members of the affiliated group of corporations of which Parent is the common parent.

         "Parent Group" means, with respect to any taxable period, all corporations (including Sub) which are members of the affiliated group of corporations of which Parent is the common parent.

         "Parent Income Tax Liability" means (i) Parent Affiliates' allocable share of the liability for Federal taxes of the Parent Group for all periods that Parent Affiliates were members of such group determined as if Parent Affiliates were the only members of the Parent Group; and (ii) any liability resulting from any income tax obligations of Parent Affiliates with respect to any post-Distribution tax period or any income tax liabilities of Parent Affiliates allocated to such group pursuant to Section 2.03 hereof. The parties intend that Parent Affiliate's allocable share of the liability for Federal taxes as determined in clause (i) above, when added to Sub's allocable share of the liability for Federal taxes for the same period (determined as if Sub was the only member of the Parent Group) will equal 100% of the liability for Federal taxes of the Parent Group for such period, and that to the extent that such amount is less (more) than 100%, the difference shall be allocated between Parent Affiliates on the one hand and Sub on the other hand in the proportion that the amounts allocated between the two groups (pursuant to the preceding sentence in this section) bear to each other.


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         "Sub Income Tax Liability" means (i) Sub's allocable share of the liability for Federal taxes of the Parent Group for all periods that Sub was a member of such group determined as if Sub was the only member of the Parent Group; and (ii) any liability resulting from any income tax obligations of Sub with respect to any post-Distribution tax period or any income taxes of Sub allocated to Sub for any taxable period which includes the Distribution Date pursuant to Section 2.03 hereof; and (iii) any Federal tax liability or any other income tax liability of Sub attributable to any period prior to the date Sub became a member of the Parent Group. The parties intend that the Sub's allocable share of the liability for Federal taxes as determined in clause (i) above when added to Parent Affiliates' allocable share of the liability for Federal taxes for the same period (determined as if Parent Affiliates were the only members of the Parent Group) will equal 100% of the liability for Federal taxes of the Parent Group for such period. To the extent that such amount is less (more) than 100%, the difference shall be allocated between Sub on the one hand and Parent Affiliates on the other hand in the proportion that the amounts allocated between the two groups (pursuant to the preceding sentence in this section) bear to each other.

         "Tax Attribute" means any Tax Item that could reduce the amount of tax liability, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit relative to alternative minimum tax or any other tax credit or similar item.

         "Tax Item" means any item of income, gain, loss, deduction or credit or other attribute that may increase or decrease a tax.

                                   ARTICLE II
                                  INCOME TAXES

         2.01. Applicable Agreements. On and after the Distribution Date, this Agreement shall constitute the sole Tax Disaffiliation Agreement ("Agreement") between Parent and Sub, and except as otherwise provided in this Agreement, all agreements other than this Agreement, if any, shall be terminated effective as of the Distribution Date. Such termination shall not be effective as to any right or obligation of Parent Affiliates or Sub with respect to any third party.

         2.02. Filing Returns.

          (a) Parent shall prepare (or cause to be prepared) and file (or cause to be filed) for all taxable periods ending with or prior to the Distribution Date all consolidated Federal income tax returns for Parent, Parent Affiliates, Parent Group, and Sub and all other consolidated, combined or unitary tax returns required for such entities.

          (b) Sub shall be responsible for preparing and filing all income tax returns for itself for all taxable periods beginning after the Distribution Date.

          (c) Those income tax returns of Sub which include any taxable period beginning before and ending after the Distribution Date shall be prepared by Sub and filed by Sub on a basis which is consistent with the manner in which Parent Affiliates filed such tax returns in the past, unless a contrary treatment is required by law.



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          (d) Sub hereby irrevocably designates Parent as its agent for the purpose of taking any and all actions necessary or incidental to the filing of any tax return required by law to be filed by Parent pursuant to this Agreement or filing any amended consolidated Federal income tax return in respect of any adjustment of tax attributable to any period during which Sub was a member of the Parent Group. Parent shall fully inform Sub in writing, prior to taking such actions, of all actions to be taken on behalf of Sub. Sub shall provide Parent with a Power of Attorney in respect of the filing of such returns. Notwithstanding any indication to the contrary in this Section 2.01(d) or elsewhere in this Agreement, Parent shall not have the authority as agent for Sub or pursuant to the Power of Attorney to take a position with respect to a Tax Item, that is inconsistent with the position taken in the past with respect to such Tax Item or that could reasonably be expected to adversely affect Sub with respect to tax returns filed after the Distribution Date or with respect to Sub's liability hereunder.

         2.03. Allocation of Tax Liability. For purposes of allocation of income tax liability between Parent Affiliates and Sub, under this Agreement, the Distribution of Sub shall be deemed effective for income tax purposes in all taxing jurisdictions as of the date of Distribution. For purposes of this
Section 2.03, the income taxes and Tax Items for the portion of the taxable period up to and including the Distribution Date shall be determined on the basis of an interim closing of the books as of the close of business on the Distribution Date.

         2.04. Tax Refunds. Sub shall be entitled to, and Parent agrees to promptly pay to Sub, an amount equal to all foreign, Federal, state and local tax refunds and interest thereon, if any are paid or credited (including, without limitation, as a credit or offset against any other taxes) (collectively "Refunds"), received by Parent Affiliates to the extent attributable to any taxes for which Sub has indemnified Parent Affiliates pursuant to Section 2.06 of this Agreement.

         2.05. Parent Indemnification. Parent Affiliates herewith indemnify Sub and hold it harmless from (i) any Parent Income Tax Liability; and (ii) any liability for fees, costs and expenses (including but not limited to reasonable attorneys fees) arising out of or incident to any proceeding before any taxing authority or any judicial authority with respect to any amount indemnifiable under clause (i) of this section 2.05.

         2.06. Sub Indemnification. Sub herewith indemnifies Parent Affiliates and holds them harmless from (i) any Sub Income Tax Liability; and (ii) any liability for fees, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising out of or incident to any proceedings before any taxing authority or any judicial authority with respect to any amount indemnifiable under clause (i) of this Section 2.06 or with respect to Section
3.03. In computing the amount of such indemnification due by Sub, Sub shall be credited with any amount it has theretofore paid to Parent Affiliates on account of its indemnification obligation under prior tax sharing agreements or similar arrangements.

         2.07. Indemnification Payments. Parent, Parent Affiliates and Sub shall discharge their obligations under Sections 2.05 and 2.06 hereof by paying an After-Tax Amount equal to said obligations within thirty (30) days of demand therefor. Notwithstanding the foregoing, if either Sub or Parent disputes, in good faith, the fact or the amount of an obligation under Section


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2.05 or 2.06, then no payment shall be required until any such good faith dispute is resolved in accordance with Section 8.12 hereof; provided, however, that any amount not paid within thirty (30) days of demand therefor shall bear interest at the Applicable Federal Rate under IRC ss.7872 (using the category relating to the Indemnity Interest Period) from the date on which such demand was made until the date of payment (the "Indemnity Interest Period").

                                   ARTICLE III
                        CARRYBACKS; OTHER TAX ADJUSTMENTS

         3.01. If a carryback of Sub is used by the Parent Group, compensation shall be paid by the Parent to the Sub equal to the excess of (i) the amount of Federal taxes that would have been payable by the Parent Group in the absence of such carryback over (ii) the amount of Federal taxes actually payable by the Parent Group. Payment of the amount of such benefit shall be made within thirty
(30) days of the receipt by Parent of any refund, credit or other offset attributable thereto. Such amount payable shall not exceed the amount of Federal taxes that would have been paid if Parent affiliates had filed as a separate consolidated group (without Sub as a member).

         3.02. At either Parent or Sub's request and expense, the other party shall undertake those actions reasonably necessary to enable such party to receive the benefit of any Tax Attribute.

         3.03. If, subsequent to the payment by Parent to Sub of any amount referred to in Section 3.01 above, there shall be (i) a Final Determination under applicable law of a deficiency in Federal taxes of the Parent Group, on the grounds that the Tax Attribute giving rise to such payment was in fact not available in whole or in part, or (ii) a Final Determination resulting from an audit of the Sub (or any successor thereto) which results in a reduction of any Tax Attribute so carried back, Sub shall repay to Parent, within thirty (30) days of such Final Determination, an After-Tax Amount reflecting the amount which would not have been payable to Sub pursuant to this Article III had the amount of the benefit been determined in light of events described in clause (i) and (ii) hereof.

         3.04. To the extent Sub has not otherwise received compensation under
Section 3.01 above, Parent agrees to pay Sub an amount equal to the detriment (as defined in Section 3.05) sustained by Sub (or any successor thereto) from an adjustment to the Parent Income Tax Liability which results in an increase of Sub liability for any post-Distribution tax period.

         3.05. Sub agrees to pay Parent an amount equal to the benefit derived by Sub (or any successor thereto) from an adjustment to the Parent Income Tax Liability which results in a reduction of Sub liability for any post-Distribution tax period. For purposes of Sections 3.04 and 3.05, (i) any detriment/benefit of Sub shall be considered equal to the difference between the amount of Federal taxes that would have been payable by Sub and the amount of Federal taxes actually payable by Sub, taking into account such adjustment; (ii) payment of such detriment/benefit shall be made within thirty (30) days of the filing of the applicable tax return (including, without limitation, any amended or estimated return) for the taxable period for which the benefit is utilized; and (iii) Sub agrees to file such applicable tax return as soon as practicable



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after receiving notice from Parent to the effect that such an adjustment to the
Parent Income Tax Liability had been made.



                                   ARTICLE IV
                                   OTHER TAXES

         4.01. Liability for taxes of Sub other than Federal income taxes (including any tax liability in respect of the operations of Sub prior to the Distribution Date whether or not such operations were conducted as a division of Parent) shall be the sole responsibility of Sub, and liability for all other taxes that are attributable to Parent Affiliates (other than any operations of Sub operated as a division of Parent) shall be the sole responsibility of Parent Affiliates. Parent Affiliates and Sub each agrees to indemnify and hold the other harmless in accordance with such undertaking.

         4.02. Any tax liabilities (including, but not limited to, sales tax, stock transfer tax, and documentary tax) attributable to the Distribution shall be the responsibility of Parent Affiliates and/or Sub depending upon the party against whom the tax is imposed.

                                    ARTICLE V
                              ADDITIONAL COVENANTS

         5.01. Sub and Parent shall cooperate (and shall cause each of their affiliates to cooperate) fully at such time and to the extent reasonably requested by the other parties in connection with the preparation and filing of any return, claim for a refund or other claim with respect to taxes or the conduct of any audit, dispute, proceeding, suit or action concerning any return, amounts indemnifiable hereunder or any other matter contemplated hereunder. Such cooperation shall include, without limitation, the following: (i) the retention and provision for inspection on reasonable request of books, records, documentation or other information relating to any return until the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof); (ii) the provision of additional information and explanation of material provided under clause (i) of this Section 5.01; (iii) the execution of any document that may be necessary or helpful in connection with the filing of any return by Parent, Sub or any affiliate of either, or any audit, proceeding, suit or action addressed in the preceding sentence; and (iv) the use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

         5.02. Parent and Sub shall advise each other with respect to any proposed tax adjustments relating to the Parent Group or any other consolidated, combined or unitary group for which Sub has filed with Parent or any of its affiliates which are the subject of any audit or investigation by the Internal Revenue Service or other tax authority, or are the subject of any proceeding or litigation, and which may affect any Tax Attribute of Sub or Parent Affiliates (including, but not limited to, basis in an asset or the amount of earnings and profits).



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         5.03. Parent and Sub, as the case may be,shall promptly furnish to the other upon receipt, a copy of any revenue agent's report or similar report, notice of proposed adjustment, or notice of deficiency received by Parent, or Sub, or any affiliate of either, as the case may be, relating to the other party's (or its affiliate's) obligations under Article II or III hereof, or any adjustment referred to in Section 5.03 hereof. Parent and Sub shall cooperate to keep each other fully informed with respect to any development relating to all matters described in this Agreement.

         5.04. Parent shall not without the prior written consent of Sub modify or make any election (except as required by law) with respect to taxes affecting or binding on Sub for any taxable period beginning after the Distribution Date. Sub shall not, without the prior written consent of Parent, modify or make any election (except as required by law) with respect to taxes affecting or binding on Parent Affiliates for any taxable period.

                                   ARTICLE VI
                             COOPERATION AND CONSENT

         6.01. Parent shall have control over all matters in respect of any tax return filed by Parent, or any tax audit, dispute or proceeding (whether administrative or judicial) relating to any tax matters in respect of any tax return filed by Parent. Parent shall promptly notify Sub of any inquiries from the Internal Revenue Service or any other tax authority which relate to matters described in Section 2.06 or Article III. Sub shall have control over all matters in respect of any tax return filed by Sub or any tax audit, dispute or proceeding (whether administrative or judicial) relating to any tax matters in respect of any tax return filed by Sub. Sub shall promptly notify Parent of any inquiries from the Internal Revenue Service or any other tax authority which relate or may relate to matters described in Section 2.05 or Article III.

         6.02. No settlement of any audit by the Internal Revenue Service or other taxing authority relating to any matter which would require a payment under Section 2.05, Section 2.06, or Article III, shall be accepted or entered into by or on behalf of the party entitled to receive such payment under Section 2.05, Section 2.06, or Article III, whichever is applicable (the "Indemnitee"), unless (a) the party ultimately responsible for such payment under Section 2.05,
Section 2.06 or Article III, whichever is applicable (the "Indemnitor"), consents thereto in writing (which consent shall not be unreasonably withheld); or (b) (i) the Indemnitor does not consent; (ii) it has provided the Indemnitee with an opinion of Indemnitor's tax counsel that there is substantial authority for the Indemnitor's position; and (iii) Idemnitor agrees to assume responsibility for all attorney fees and costs related to any proceeding in which Idemnitor contests the tax liability asserted.

         6.03. In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in determination with respect to any issue which would require Sub to pay Parent (or vice versa) any amount under
Section 2.06 or Article III, Sub shall have the right to require Parent to appeal from such adverse determination at Sub's expense (or vice versa at Parent's expense) provide Sub delivers to Parent an opinion from Sub's counsel (or vice versa) that such appeal will more likely than not succeed.




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                                   ARTICLE VII
                          PAYMENTS; COSTS AND EXPENSES

         7.01. Payments. All Payments to be made hereunder shall be made in immediately available funds and, unless otherwise provided herein, within thirty
(30) days of the date determined herein.

         7.02. Costs and Expenses. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. Parent shall receive reimbursement for any expenses related to preparation of any tax return filed by Parent on behalf of Sub.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

         8.01. Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         8.02. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         8.03. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         8.04. Notices. All notices, demands, claims, or other communications under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

To Parent:

Republic First Bancorp, Inc.
1608 Walnut Street
Philadelphia, PA 19103
Attn:  Harry D. Madonna
Telephone: 215-735-4422
Facsimile: 215-735-0955



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To Sub:

First Bank of Delaware
Brandywine Commons
10000 Rocky Run Parkway
Wilmington, Delaware 19803
Attn:  Paul Frenkiel, Chief Financial Officer
Telephone: 215-735-4422
Facsimile: 215-735-0955

         8.05. Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement shall not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

         8.06. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

         8.07. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.08. Affiliates. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any affiliate of such party or by any entity that is contemplated to be an affiliate of such party on and after the Distribution Date.

         8.09. Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         8.10. Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         8.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

         8.12. Dispute Resolution. Any disagreement between the parties hereto with respect to this Agreement shall be settled by arbitration in the City of Philadelphia, Commonwealth of Pennsylvania in accordance with the rules of the American Arbitration Association and judgment upon the award so rendered may be entered in any court having jurisdiction thereof. The award of the Arbitrator(s) shall be binding, conclusive, and unappealable.



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         8.13. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic or operational effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                                        REPUBLIC FIRST BANCORP, INC.


                                      By: /s/ Harry D. Madonna
                                          --------------------
                                      Name: Harry D. Madonna
                                      Title: Chief Executive Officer


                                      FIRST BANK OF DELAWARE


                                      By: /s/ Paul Frienkiel
                                          ------------------
                                      Name:  Paul Frienkiel
                                      Title: Chief Financial Officer





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